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                                                                     EXHIBIT 2.3

                                 PROMISSORY NOTE

$1,000,000.00              Orange County, California            November 1, 2002


         FOR VALUE RECEIVED, NEXTGEN COMMUNICATIONS CORPORATION, A DELAWARE CORPORATION ("Payor") hereby promises to pay to, JANE C. BARBER, an individual, or order ("Payee") at 315 Shadow Oaks, Irvine, CA, 92618, or such other place as may be designated from time to time in writing by Payee, in lawful money of the United States, the principal amount of One Million Dollars ($1,000,000.00), together with interest, as described below, is to be paid as follows:

         (a) on December 31, 2002, an amount equal to the amount of the receivables listed on Schedule 1 to this Promissory Note collected by Payor or its affiliates (the "Collections") by December 31, 2002, shall be paid by Payor to Payee as a principal payment, and Payor shall pay to Payee the amount of interest on the principal payment amount only from the date hereof at the rate of two and twenty-five hundredths percent (2.25%) per annum; and

         (b) commencing April 1, 2003, and continuing on the first day of every calendar quarter thereafter, Payor shall pay to Payee an amount equal to the Collections received during the previous calendar quarter as principal payments without interest.

         Each payment shall be credited first to fees or other charges hereunder (other than interest), next on interest then due and the remainder of such payment on principal, and interest shall thereupon cease upon the principal so credited.

         Should interest not be paid when due, it shall be added to principal and thereafter shall bear like interest as the principal from the scheduled date of payment pursuant to this Note until paid to Payee and such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid amount at the maximum rate permitted by law.

         Repayment of this Note is secured by all of the security documents executed by Payor (or any other party) in favor of Payee pertaining to and securing this Note, including those executed simultaneously herewith, those executed heretofore and those executed hereafter pertaining to and securing this Note (the "Security Documents").

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         In the event that any payment required hereunder or under the Security
Documents shall not be made within ten (10) days after the date due, a late charge equal to the lesser of (i) the maximum late charge permitted by applicable state and federal law or (ii) six percent (6%) of the amount of any such delinquent payment so overdue, may be charged by Payee for the purpose of defraying the expense incident to handling such delinquent payments. Such late charge represents the reasonable estimate by Payee and Payor of a fair average compensation for the loss that may be sustained by Payee due to the failure of Payor to make timely payments. Such late charge shall be paid without prejudice to the right of Payee to collect any other amounts provided to be paid hereunder, under the Security Documents, or to declare a default hereunder or under the Security Documents.

         This Note shall become immediately due and payable at the option of Payee or other holder hereof, without presentment or demand or any notice of intent to accelerate, notice of acceleration, or any other notice to the Payor or any other person obligated or to become obligated hereon, upon the occurrence of any of the following events: (a) Payor's failure to pay (or cause to be paid) any installment hereon on the date such installment is due; (b) upon default under the terms of any of the Security Documents; (c) if any other event occurs or condition exists which authorizes the acceleration of maturity hereof under any agreement made by the Payor in connection with the Security Documents; (d) if, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Payor shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case;
(iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or
(v) admit in writing its inability to pay its debts as they become due; or (e) if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Payor in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Payor or substantially all of Payor's properties, or (iii) orders the liquidation of Payor, and in each case the order or decree is not dismissed within sixty (60) days.

         If the holder of this Note (a) refers it to an attorney for collection,
(b) seeks legal advice following a default under this Note, or the Security Documents securing this Note, (c) commences an action on this Note, or any of the other Security Documents securing this Note, (d) engages an attorney to appear in any judicial action or non-judicial proceeding commenced by any person relating to this Note, or any of the Security Documents securing this Note, including, but not limited to actions or proceedings (l) under any Bankruptcy Law, (2) for condemnation, (3) under the California Probate Code, (4) in connection with any state or federal tax lien,


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or (5) involving mechanics' or materialmen's liens or stop notices or (e)
engages an attorney to enforce its rights in regards to the Collateral, pledged or otherwise serving as security for this Note, by the appointment of a receiver or otherwise, then, in any of such events set forth in (a) through (e), above, Payor and each person who assumes the obligations evidenced hereby or who becomes the owner of any security for this Note, promise to pay all actual attorneys' fees for services performed by the holder's attorney and all costs and expenses incurred incident to such engagement.

         The Payor and all sureties, endorsers, and guarantors of this Note (i) waive demand, presentment for payment, notice of non-payment, notice of intent to accelerate, notice of acceleration, protest, notice of protest, and all other notice, filing of suit, and diligence in collecting this Note or enforcing any of the security herefore, (ii) agree to any substitution, exchange, or release of any party primarily or secondarily liable hereon (iii) agree that Payee or other holder hereof shall not be required first to institute suit or exhaust as remedies hereon against Payor or others liable or to become liable hereon or to enforce its rights against any security hereof in order to enforce payment of this Note by them, and (iv) consent to any extensions or postponements of time of payment of this Note and to any other indulgence with respect hereto without notice thereof to any of them. Nothing herein contained shall be construed to prevent Payee from exercising and enforcing any other remedy allowed at law or in equity or by any statute or by the terms of this Note or the Security Documents nor shall anything herein contained be deemed to be a release or impairment of any of the Security Documents, or the indebtedness evidenced by this Note or secured thereby or shall be deemed to prejudice the right of the Payee as against Payor, or any other entity now or hereafter liable under any guaranty, bond, or lease, or any portion thereof, policy of insurance or other agreement which Payor may have delivered to Payee in compliance with any of the terms, covenants, and conditions of this Note or any of the Security Documents, or from enforcing any of the Payee's rights under this Note or under any of the Security Documents including, without limitation, the right to the appointment of a receiver, or limit the rights or remedies to which Payee would otherwise be entitled to at law or in equity.

         This Note is intended to be performed in accordance with and only to the extent permitted by all applicable law. If any portion of this Note or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this instrument nor the application of such provisions to other persons or circumstances shall be affected hereby, but rather shall be enforced to the greatest extent permitted by law.

         This Note will be governed by the laws of the State of California. Payor and any endorser of this Note involved in any litigation (whether or not arising out of or


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relating to this Note or such other obligations as may be concurrently secured)
in which Payee, Payor or endorser and any of them shall be adverse parties, hereby consent to the exclusive venue of Orange County, California, for any and all legal proceedings based upon or arising out of this Note.

         This Note is expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to Payee for the use, forbearance or detention of the money advanced hereunder exceed the highest rate permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then ipso facto. The obligation to be fulfilled shall be reduced to the limit of such validity, and, if under any circumstances the Payee shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and to the payment of interest.

         The terms of this Note shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, successors, administrators, executors and assigns.


                                     "PAYOR"


                                     NEXTGEN COMMUNICATIONS
                                     CORPORATION, a Delaware corporation



                                     By:  /s/ FRANK FRADELLA
                                        ----------------------------------------
                                          Frank Fradella, President
                                        DATE: November 15, 2002


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